EXHIBIT 99.1

HOME FEDERAL BANCORP, INC. OF LOUISIANA ANNOUNCES
APPROVAL OF PLAN OF CONVERSION AND REORGANIZATION;
CONVERSION EXPECTED TO CLOSE DECEMBER 22, 2010

December 16, 2010, Shreveport, Louisiana – Home Federal Bancorp, Inc. of Louisiana (the “Company”) (OTC Bulletin Board: HFBL), the holding company for Home Federal Bank, announced today that the Company’s Plan of Conversion and Reorganization was approved by the members of Home Federal Mutual Holding Company of Louisiana and the Company’s shareholders at separate meetings held on December 15, 2010.  Shareholders of the Company also elected Walter T. Colquitt III, Daniel R. Herndon and Scott D. Lawrence to three-year terms and Timothy W. Wilhite to a two-year term and ratified the appointment of LaPorte Sehrt Romig & Hand as the Company’s independent registered accounting firm for the fiscal year ending June 30, 2011.

The Company also announced today that the newly formed holding company for Home Federal Bank, Home Federal Bancorp, Inc. of Louisiana, a Louisiana corporation, has received orders to purchase common stock sufficient to complete the offering conducted in connection with the second-step conversion of Home Federal Bank.  The conversion and offering are expected to be completed on December 22, 2010.  The closing of the transaction is subject to the satisfaction of customary closing conditions.

As a result of the second-step conversion, Home Federal Mutual Holding Company and the presently existing Home Federal Bancorp, a federal corporation, will cease to exist and the new holding company will become the parent holding company of Home Federal Bank and will be wholly owned by public shareholders.

A total of 1,945,220 shares of common stock, which is above the midpoint of the offering range, will be sold in the subscription, community and syndicated community offerings at $10.00 per share. A total of 1,346,942 shares were sold in the subscription and community offerings, including 116,713 shares to be purchased by the Home Federal Bank Employee Stock Ownership Plan, and 598,278 shares were sold in the syndicated community offering.  As part of the conversion, each existing share of Home Federal Bancorp will be converted into the right to receive 0.911 of a share of the new holding company’s common stock, other than shares held by Home Federal Mutual Holding Company and treasury stock, which shall be cancelled.  The exchange ratio ensures that, after the conversion and offering, the public shareholders will maintain approximately the same ownership interest in the new holding company as they owned in Home Federal Bancorp.  Cash will be issued in lieu of fractional shares based on the offering price of $10.00.  Total shares outstanding after the stock offering and the exchange will be approximately 3,045,913 shares.

Home Federal Bancorp common stock will continue to trade on the OTC Bulletin Board under the trading symbol HFBL through December 21, 2010.  Beginning on December 22, 2010, the shares of the new holding company common stock will trade on the Nasdaq Capital Market under the trading symbol HFBLD for a period of 20 trading days.  Thereafter, the trading symbol will revert to HFBL.

Stock certificates for shares purchased in the subscription offering and community offering are expected to be mailed to subscribers on or about December 22, 2010.  Shareholders of Home Federal Bancorp holding shares in street name or in book-entry form will receive shares of the new holding company within their accounts.  Shareholders of Home Federal Bancorp holding shares in certificated form will be mailed a letter of transmittal on or about December 23, 2010, and will receive new stock certificates for their shares of the new holding company common stock and cash in lieu of fractional shares after returning their stock certificates and a properly completed letter of transmittal to the transfer and exchange agent.

Stifel, Nicolaus & Company, Incorporated acted as financial advisor to Home Federal Bancorp and sole book-running manager of the syndicated community offering.  Elias, Matz, Tiernan & Herrick L.L.P. acted as legal counsel to Home Federal Bancorp.

Home Federal Bancorp, Inc. of Louisiana is the holding company for Home Federal Bank, a federally-chartered, FDIC-insured savings association headquartered in Shreveport, Louisiana.  Home Federal Bank operates from its four full-service banking offices and one agency office in Caddo and Bossier Parishes, Louisiana.  Home Federal Bancorp’s website is http://www.hfbla.com/.

This press release contains certain forward-looking statements about the conversion and offering.  Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.”  Forward-looking statements, by their nature, are subject to risks and uncertainties.  Certain factors that could cause actual results to differ materially from expected results include delays in consummation of the conversion and offering, increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which Home Federal Bancorp and Home Federal Bank are engaged.

A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission.  This press release is neither an offer to sell nor a solicitation of an offer to buy common stock.  The offer will be made only by means of the written prospectus forming part of the registration statement.

The shares of common stock of the new holding company are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

CONTACTS:
Daniel R. Herndon, President and Chief Executive Officer
James R. Barlow, Executive Vice President and Chief Operating Officer
Home Federal Bancorp, Inc. of Louisiana
(318) 222-1145